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Pricing Supplement Dated September 23, 1997                       Rule 424(b)(3)
(To Prospectus dated August 9, 1996 and                    File No. 333-03555-01
Prospectus Supplement dated January 29, 1997)

                           POST APARTMENT HOMES, L.P.
                        MEDIUM-TERM NOTES -- FIXED RATE
                              CUSIP NO. 73741PAG0
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Aggregate Principal Amount: $16,000,000   Interest Rate: 6.22%
Agent's Discount or Commission: .250%     Original Issue Date: September 26,
                                            1997
Net Proceeds to Issuer: $15,960,000       Stated Maturity Date: December 31,
                                            1999
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Interest Payment Dates: November 1 and May 1
Redemption:
        [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
        [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
             Initial Redemption Percentage:
             Annual Redemption Percentage Reduction:     % until Redemption
             Percentage is 100% of the principal amount.

Optional Repayment:
        [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
        [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Option Repayment Dates:
             Repayment Price:     %

Currency:
        Specified Currency: U.S. Dollars
             (If other than U.S. dollars see attached)
        Minimum Denominations: $1,000
             (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ]     Yes            [X]     No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:   [X]  Book-Entry          [ ]  Certificated

Agent:  [ ]  Merrill Lynch & Co.
        [X]  Lehman Brothers, Inc.

Agent acting in the capacity as indicated below:
        [X]  Agent          [ ]  Principal

If as principal:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price of ________% of principal amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: